Consent of Independent Accountants

    We consent to the references to our firm under the captions "General Information" and "Legal Counsel, Auditors and Custodian," and to the use of our report dates January 9, 1997, in the Post-Effective Amendment No. 55 to the Registration Statement (Form N-1A No. 2-13943) and related Prospectus and Statement of Additional Information of Penn Square Mutual Fund dated April 30, 1997.

    ERNST & YOUNG

    Reading, Pennsylvania
    April 21, 1997